Exhibit 10.22

[Date]

Re: Independent Director Offer Letter – [_]

Dear [_],

Isdera Inc (the “Company”), located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, is pleased to offer you a position as an independent director (the “Independent Director”) of its Board of Directors (the “Board”). The Board reviewed your qualifications and experience and believes that your qualifications and experience will be a significant asset to the Company, particularly since your qualifications meet the requirements for the appointment as an Independent Director. The Board believes that you meet the criteria of an independent director as defined in the Nasdaq Listing Rule 5605(a)(2) and the SEC Rule 10A-3. We look forward to your participation on the Board, to commence upon the closing of the business combination contemplated by the certain Plan of Merger Agreement, dated as of July 18, 2025, as may be amended, supplemented or restated from time to time, by and among UY Scuti Acquisition Corp., Isdera Group Limited, and certain other parties thereto (the “Business Combination”). Should you choose to accept this position as a member of the Board, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement shall become effective upon the closing of the Business Combination, and shall continue subject to the provisions in Section 10 below or until your successor is duly elected and qualified. The position shall be up for re-appointment every year by the Board of Directors and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services (a) as an Independent Director of the Board; and (b) a member of the audit committee, the nominating committee and compensation committee of the Board, and/or chairperson of such respective committees (hereinafter, your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the relevant committees as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail, or other forms of correspondence.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation. As compensation for your services to the Company, the Company has agreed to [provide a monthly remuneration of $[_], which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Duties are terminated prior to the end of a calendar month, you shall only be entitled to a proportionate part of such remuneration in respect of the period of service during the relevant month up to the date of termination (the “Compensation”), for an aggregate subscription price equal to the aggregate par value of such shares, as compensation for your services as an Independent Director hereunder]. You acknowledge and agree that the Compensation constitute your sole compensation for serving as an Independent Director, and that no additional cash fees or other remuneration shall be payable to you by the Company for such services.

5. [Reserved.]

6. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors’ insurance policy, if any.

7. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

8. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 10 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

9. Non-Solicitation. During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

10. Termination and Resignation. Your services as an Independent Director may be terminated for any or no reason by the determination of the Board. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

11. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in the State of New York.

12. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

13. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify, and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

14. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to continue employment with the Company.

15. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of the Company of any questions arising under this Agreement. The Agreement has been executed and delivered by the undersigned and will be made effective as of the date set forth in Section 1.

Sincerely,

Isdera Inc

By:
Name:	Qunxue Yin
Title:	Director

AGREED AND ACCEPTED:

By:
Name:	[_]